                                                                   Exhibit 10.19

                             DISTRIBUTION AGREEMENT

         AGREEMENT dated as of January 17, 2001 between MATRITECH, INC., a Delaware corporation, having its principal place of business at 330 Nevada Street, Newton, Massachusetts 02460, U.S.A. ("MATRITECH") and TIMM MEDICAL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 6585 City West Parkway, Eden Prairie, Minnesota 55344 ("TIMM").

                                  INTRODUCTION

         1. MATRITECH is developing a version of its NMP22(R) Test Kit for bladder cancer in a point-of-care format.

         2. TIMM desires to become the exclusive U.S. distributor for this product within the Field, as defined below.

         In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, MATRITECH and TIMM agree as follows:

                             ARTICLE I - DEFINITIONS

         As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

         1.1 "Affiliate" means, with respect to any entity, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with such entity. For purposes of this Section 1.1, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. For purposes of this Section

1.1, "Affiliate" shall specifically exclude Ferrer, Freeman, Thompson & Co., LLC and its affiliates.

         1.2 "Change of Control" means, with respect to any entity, a transaction or series of related transactions in which: (a) all or substantially all of the assets of such entity are sold or transferred to a third party; or
(b) (i) outstanding equity securities of such entity are sold, (ii) new equity securities of such entity are sold, or (iii) such entity is merged with or into another party, such that after such transaction or transactions, equity holders of such entity immediately prior to the transaction or transactions own less than 50% of the outstanding equity securities of the entity (in the case of (i) and (ii)) or of the surviving entity (in the case of (iii)) after such transaction or transactions.

         1.3 "Clearance Date" means the date on which MATRITECH obtains FDA clearance for the Product.

         1.4 "Effective Date" means the date of this Agreement.

         1.5 "FDA" means U.S. Food and Drug Administration.

         1.6 "Field" means the market for the Product comprised of urologists, uro-gynecologists and all channels used to distribute the Product to, or fill prescriptions of, the Product written by urologists and uro-gynecologists.

         1.7 "First Delivery" means the date on which TIMM receives the first shipment of Product at its facilities. In the event that the First Delivery is not at the end of a calendar quarter, the First Delivery for the purposes of this Agreement shall mean the first day of the next subsequent calendar quarter.

         1.8 "Product" means MATRITECH's NMP22(R) test for bladder cancer in its non-instrumented, single test, point-of-care format.

         1.9 "Technical Information" means all scientific and engineering data owned by MATRITECH or which MATRITECH has the right to use, patentable or otherwise, relating to the Product, including without limitation, technology licensed or sublicensed to MATRITECH; all inventions, cell sources, cultures, strains, organisms and parts thereof; antibodies, clones, plasmids, vectors, progeny, derivatives and parts thereof; formulae; classes, sources and clone numbers of antibodies; methods, procedures and processes; materials and reagents; components, equipment, equipment design, animal studies, clinical or other evaluations, analytical results, and quality control or other safety procedures relating to the production, use or manufacture of the Product.

         1.10 "Territory" means the United States of America, including the 50 states, Puerto Rico, and Washington, D.C., but excluding all other territories and possessions.

                            ARTICLE II - THE PRODUCT

         2.1 FDA Clearance. Subject to the terms and conditions contained in this Agreement, MATRITECH agrees to exert its best efforts to seek, as soon as practicable, clearance from the FDA for the sale of the Product in the Territory.

         2.2 Commercialization. TIMM shall exert its best efforts, at its own expense, to:

         (a) market and promote the Product in the Territory (taken as a whole) on a diligent commercial basis after the Clearance Date;

         (b) provide an adequate level of customer service including, without limitation, rendering prompt and willing service with respect to the Product and handling all customer inquiries in a manner consistent with the prevailing practices in the industry; and

         (c) seek, as soon as practicable, with the assistance of MATRITECH, approvals from third-party payors for reimbursement for the use of the Product within the Field.

         2.3 Compliance with Laws. In performing this Agreement, each of the parties agree that it will comply with all applicable governmental laws, rules, regulations and policies and will hold the other party harmless and indemnify the other party from the failure to do so. Non-compliance by a party or its employees or affiliates with this Section 2.3 shall be deemed to constitute a material, irremediable breach of the terms of this Agreement, justifying immediate termination under Section 8.2(a)(iii) hereof.

         2.4 Clinical Marketing. MATRITECH shall continue its clinical marketing of NMP22(R) during the term of this Agreement, including, without limitation, those activities that define and support clinical usage.

         2.5 Steering Committee. MATRITECH and TIMM shall each appoint at least one senior-level executive to serve on a joint committee (the "Steering Committee") to monitor the progress of the parties in marketing and distributing the Product hereunder. The Steering

Committee shall meet at least twice annually to review progress and recommend changes in strategy for the Product.

                             ARTICLE III - PAYMENTS

         3.1 Marketing Fees. In consideration of the grant of the marketing rights set forth in this Agreement, TIMM agrees to pay to MATRITECH total marketing fees in accordance with the schedule of events provided in the following table:

              EVENT                  TARGET DATE      PAYMENT
              -----                  -----------      -------
Effective Date                                        $[XXX]*
FDA Clearance                          $[XXX]*        $[XXX]*
Date of First Delivery of
FDA-Cleared Product to TIMM
("First Delivery")                     $[XXX]*        $[XXX]*
First Five Anniversaries of
First Delivery                         $[XXX]*        $[XXX]*

         [XXX]*

         Except for the initial payment, which shall be made simultaneously with the execution of this Agreement, such payments shall be made within 15 days after achievement of each "Event" listed above. The failure of TIMM to make payment of any of the foregoing marketing fees shall constitute a breach of a material obligation under this Agreement by TIMM.

         3.2 Purchase of MATRITECH Stock. Upon the execution of this Agreement, TIMM agrees, as part of the marketing fee, to purchase from MATRITECH [XXX]* of MATRITECH common stock, $.01 par value per share (the "Common Stock"). The price per share of Common Stock shall be equal to the average of the closing prices as reported by the Nasdaq Stock Market, for the ten (10) trading day period ending two (2) business days prior to the execution of this Agreement (the "Market Price Per Share"). Upon receipt of payment in full, MATRITECH shall deliver a certificate in the name of TIMM, or an Affiliate designated by TIMM, for the number of shares of Common Stock (the "Shares") obtained by dividing [XXX]* by the Market Price Per Share, rounded down to the nearest whole share, with cash being paid to TIMM in lieu of a fractional share.



*[XXX] INDICATES MATERIAL WHICH HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

         3.3 Investment Representations of TIMM.

         TIMM hereby represents and warrants to MATRITECH, on behalf of itself and any Affiliate that may be acquiring the Shares, that:

         (a) it is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and was not organized for the specific purpose of acquiring the Shares;

         (b) it has sufficient knowledge and experience in investing in companies similar to MATRITECH so as to be able to evaluate the risks and merits of its investment in MATRITECH and it is able financially to bear the risks thereof;

         (c) it has had an opportunity to (i) discuss MATRITECH's business, management and financial affairs with MATRITECH's management, (ii) ask questions and receive answers concerning the terms of the issuance of the Shares and (iii) obtain any additional information it desires concerning MATRITECH that MATRITECH possesses or can acquire without unreasonable effort or expense;

         (d) the Shares being purchased by it are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; and

         (e) it understands that (i) the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Shares will bear a legend to such effect and (iv) MATRITECH will make a notation on its transfer books to such effect.

         3.4 Restrictions on Resale.

         (a) TIMM agrees that without the prior consent of MATRITECH, from the Effective Date until the expiration of two years following the Effective Date, TIMM will not offer to sell, contract to sell, transfer or otherwise dispose of, directly or indirectly, any of the Shares, excluding a transfer and or assignment that may occur as a result of a Change in Control of TIMM.

         (b) TIMM also agrees and consents to the entry of stock transfer instructions with MATRITECH's transfer agent against the transfer of the Shares issued pursuant to this Agreement until the second anniversary of the Effective Date;

         (c) In the event that a Change of Control shall occur with respect to MATRITECH prior to the second anniversary of the Effective Date, TIMM shall be released from the contractual restrictions on resale set forth in Section 3.4(a), which shall terminate immediately prior to such Change of Control. For the avoidance of doubt, TIMM shall be permitted to participate as a seller of Common Stock in a transaction (e.g., a tender offer) that effects a Change of Control of MATRITECH.

         (d) MATRITECH agrees that on or after the second anniversary of the Effective Date, and upon written request from TIMM, that it will issue a replacement certificate in the name of TIMM, or an Affiliate designated by TIMM, for the number of shares of Common Stock set forth in Section 3.2 of this Agreement. Provided that TIMM is not, and has not been, an affiliate of Matritech for the purposes of Rule 144(k) at such time or during the preceding three (3) months, such certificate shall contain no restrictive legend and the shares shall be otherwise validly issued, fully paid and nonassessable shares of MATRITECH.

                          ARTICLE IV - MARKETING RIGHTS

         4.1 Marketing Rights. TIMM shall have the exclusive right, even as against MATRITECH, to sell, market, promote or otherwise distribute the Product in the Territory within the Field. TIMM shall not sell or otherwise distribute the Product to any person or entity in the Territory if TIMM has reason to believe that such person or entity intends to resell or redistribute the Product outside of the Territory or the Field. The rights granted herein shall not be construed to confer any license rights upon TIMM, by implication, estoppel or otherwise, to use or practice any of MATRITECH's patents or other intellectual property or use any Technical Information. If and to the extent that TIMM performs its rights and obligations under this Agreement, including, without limitation, its marketing rights, through an Affiliate, TIMM shall cause such Affiliate to be bound in writing by all the terms and conditions of this Agreement. Except as provided in the preceding sentence, TIMM shall have no right to assign or sublicense its rights under this Agreement. MATRITECH shall not sell or otherwise distribute the Product to any person or entity if MATRITECH has reason to believe that such person or entity intends to resell or redistribute the Product within the Territory or the Field.

         4.2 Sales Price and Minimum Quantities.

         (a) TIMM shall purchase from MATRITECH during each contract year of this Agreement, commencing after the First Delivery Date, the minimum number of units of the Product set forth under "Minimum Base Annual Purchase Quantity" in the table below. This table also sets forth the annual per unit prices for the Product based on purchase volumes for the initial term of this Agreement. Pricing may be adjusted once per contract year at any time during the term of this Agreement, with mutual agreement of the parties hereto, based on factors including, but not limited to, reimbursement changes or competition, but will not increase or decrease more than 5% in any year.

              MINIMUM BASE                                TIER 3      TIER 4
YEAR*            ANNUAL                     TIER 2       145% TO     165% OR
                PURCHASE        BASE     125% TO 144%    164% OF     MORE OF
                QUANTITY       PRICE      OF MINIMUM     MINIMUM     MINIMUM
                --------       -----      ----------     -------     -------
Year 1           [XXX]*        [XXX]*       [XXX]*        [XXX]*      [XXX]*
Year 2           [XXX]*        [XXX]*       [XXX]*        [XXX]*      [XXX]*
Year 3           [XXX]*        [XXX]*       [XXX]*        [XXX]*      [XXX]*
Year 4           [XXX]*        [XXX]*       [XXX]*        [XXX]*      [XXX]*
Year 5           [XXX]*        [XXX]*       [XXX]*        [XXX]*      [XXX]*
Year 6           [XXX]*        [XXX]*       [XXX]*        [XXX]*      [XXX]*

*Commencing on the First Delivery Date

      (b) With respect to the Minimum Base Annual Purchase Quantities appearing above for contract Years 3 through 6, TIMM will make quarterly minimum purchases in accordance with the following formula:

            First quarter     -     15% of annual minimum
            Second quarter    -     35% of annual minimum
            Third quarter     -     60% of annual minimum
            Fourth quarter    -     100% of annual minimum

         By way of example, by the end of the third quarter of the third year after the date of First Delivery, TIMM shall have purchased at least [XXX]*. There shall be no quarterly minimum purchases for the first two contract years.



*[XXX] INDICATES MATERIAL WHICH HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

         (c) For the avoidance of doubt, the volume discounts beginning in the second year after the date of First Delivery, as set forth above under "Tier 2," "Tier 3" and "Tier 4," shall apply only to the indicated incremental Product purchase amounts in excess of the annual minimums. For example, if TIMM purchases [XXX]* units in the third year after the date of First Delivery, the first [XXX]* will be priced at [XXX]*, the next [XXX]* will be priced at [XXX]* and the next [XXX]* will be priced at [XXX]*.

         (d) For the avoidance of doubt, the failure of TIMM to purchase the minimum quantity of the Product in any quarter or year, as set forth above, shall constitute a material breach of this Agreement. If during the term of the Agreement MATRITECH, or some other party acting on behalf or in the interest of MATRITECH, actively markets the NMP22 test for bladder cancer, other than that of the Product, in a format designed to be administered and interpreted in the Field, then unless cured within thirty (30) days after written notice from TIMM to MATRITECH, the Minimum Base Annual Purchase Quantity for the remainder of the term of the Agreement, including the contract year such a product is first actively marketed, shall be reduced by twenty (20%) percent. For the avoidance of doubt, MATRITECH reserves the right to market and sell other formats of the NMP22 test outside the Field, such as automated formats designed for professional laboratories.

         4.3 Terms and Conditions. All orders of Product by TIMM from MATRITECH during the term of this Agreement shall be subject to the terms and conditions of this Agreement and shall be subject to acceptance by MATRITECH, except with respect to orders of Minimum Purchase Quantities, as set forth in Section 4.4 below, which MATRITECH shall be obligated to accept. All sales of Product by MATRITECH to TIMM hereunder shall be subject to MATRITECH's standard terms and conditions of sale as then in effect. In case of any conflict between such terms and conditions and this Agreement, the terms and conditions of this Agreement shall govern. Nothing contained in any purchase order or similar document submitted by TIMM to MATRITECH shall in any way modify or add to the terms and conditions contained in this Agreement.

         4.4 Order and Acceptance.




*[XXX] INDICATES MATERIAL WHICH HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

         (a) All orders for Product submitted by TIMM shall be initiated by written orders sent to MATRITECH and requesting a delivery date during the term of this Agreement. Any order initially placed orally or by e-mail must be confirmed in writing.

         (b) Within thirty (30) days of receipt of written notification by MATRITECH of FDA Clearance, TIMM will issue an initial purchase order for no less than [XXX]* units (one half of which may be free samples) of the Product (the "Initial Order"). Subsequent Purchase orders will be no less than [XXX]* units. MATRITECH shall use its reasonable efforts to deliver Products in fulfillment of the Initial Order within ninety (90) days after receipt of the Initial Order. If MATRITECH does not fulfill the Initial Order within this 90-day period, it shall be deemed to be in default of a material obligation of this Agreement, and if such default is not cured within sixty (60) days thereafter, TIMM may terminate this Agreement upon written notice to MATRITECH in accordance with Section 8.2(a)(ii) hereof, whether or not TIMM has given notice of the default to MATRITECH. Upon such termination pursuant to this
Section 4.4(b), MATRITECH shall (i) refund the [XXX]* in the marketing fees paid by TIMM to MATRITECH upon FDA clearance pursuant to Section 3.1 hereof (but not the initial [XXX]* purchase price paid for the Shares) and (ii) terminate any stop transfer order with MATRITECH's transfer agent and remove any restrictive legends on the shares of Common Stock purchased by TIMM pursuant to Section 3.2, thereby permitting TIMM to sell the Shares immediately subject to compliance with Rule 144.

         (c) To facilitate MATRITECH's production scheduling, TIMM shall submit subsequent purchase orders to MATRITECH at least ninety (90) days prior to the requested date of delivery. Except with respect to orders to fulfill the Minimum Base Annual Purchase Quantity requirements set forth above, no order shall be binding upon MATRITECH until accepted by MATRITECH in writing, and MATRITECH shall have no liability to TIMM with respect to purchase orders that are not accepted. MATRITECH reserves the right to allocate the supply of the Product pro rata, based approximately on the relative numbers of Product ordered, without incurring any liability to TIMM for commissions, damages or otherwise. MATRITECH shall notify TIMM of the acceptance or rejection of an order and of the assigned delivery date for accepted orders within fifteen (15) days of receipt of an order from TIMM. No partial shipment of an order shall constitute the acceptance of the entire order, absent the written acceptance of



*[XXX] INDICATES MATERIAL WHICH HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

such entire order. MATRITECH shall use its reasonable efforts to deliver the Product at the times specified either in its quotation or in its written acceptance of TIMM's orders. Any delay of more than forty-five (45) days in shipment from MATRITECH's quoted delivery date with respect to orders to fulfill the Minimum Base Annual Purchase Quantity requirements shall serve to reduce the Minimum Base Annual Purchase Quantity requirement by an amount equal to the amount of the delayed order for the period in which the order was placed.

         4.5 Cancellation of Orders. If MATRITECH accepts any cancellation request made within ten (10) days of the scheduled ship date, TIMM agrees to bear MATRITECH's restocking fee of up to twenty-five percent (25%) of the total order; provided, however, that if MATRITECH reschedules a previously scheduled ship date, then TIMM may cancel the rescheduled order at any time up to ten (10) days prior to the rescheduled shipment date without incurring a restocking fee.

         4.6 F.O.B. Point. All prices are F.O.B. either MATRITECH's distribution facility or place of manufacturing (the "F.O.B. Point"), provided F.O.B. Point is within the continental United States.

         4.7 Returns. TIMM shall have no right of return for Product purchased hereunder. If, however, any Product fails to perform in accordance with the labeling provided by MATRITECH as documented by an examination of the Product pursuant to a formal complaint handling procedure established in accordance with standard industry practices, TIMM may return such defective Product within thirty (30) days after the date of detection of the Product defect up to the expiration date of the Product. Product returns in excess of ten percent (10%) of the Minimum Base Annual Purchase Quantity during any contract year shall result in an equal reduction in the Minimum Base Annual Purchase Quantity requirements for the remaining term of the Agreement.

         4.8 Payment. MATRITECH shall provide TIMM with an invoice for each shipment of Product. Invoices shall be issued and dated on or after the date of shipment of each order. Under no circumstances will an invoice be issued for Product that has not been shipped. Invoices shall be paid within thirty (30) days after the date of invoice.

         4.9 Collection of Unpaid Amounts. In the event that it becomes necessary for MATRITECH to engage the services of a third-party agency for the collection of any outstanding payments, TIMM agrees to pay all such related fees incurred by MATRITECH, unless, in accordance with Section 10.3 hereof, it shall be determined that by a court of competent jurisdiction that TIMM does not properly owe such payment hereunder.

         4.10 Taxes. TIMM's payments for the Product hereunder are payable in full to MATRITECH without deduction for taxes (including any withholding tax) or duties. In addition to such amounts, TIMM shall pay sums equal to taxes (including, without limitation, sales, withholding, value-added and similar taxes) based on an end-user's use or possession of the Product under or in accordance with the provisions of this Agreement, but exclusive of United States federal, state, and local taxes based on MATRITECH's net income.

         4.11 Dollars. All amounts due MATRITECH hereunder shall be calculated and paid in U.S. dollars.

         4.12 Shipping. All Product delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in MATRITECH's standard shipping cartons, marked for shipment to TIMM's address set forth above, and delivered to TIMM or its carrier agent at the F.O.B. Point. If TIMM does not specify a carrier, MATRITECH shall select the carrier. All freight, insurance, and other shipping expenses, shall be paid by TIMM. TIMM shall also bear all applicable taxes, duties and similar charges that may be assessed against the Product after delivery to the carrier at the F.O.B. Point.

         4.13 Late Payment. Any amount not paid within the thirty (30) days after the date of an invoice shall bear interest at the rate of 1.5% per month until paid in full.

         4.14 Records. TIMM shall maintain quantity, lot numbers, customer names and addresses, and incident reports for at least two years beyond expiration date of the Product. TIMM shall keep, and shall require all its Affiliates to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the amounts payable hereunder and to retain such records for at least five years. During the term of this Agreement and for a period of one year following its termination, MATRITECH shall have the right from time to time to inspect, or have an agent, accountant or other representative inspect, such books, records and supporting data solely to verify compliance with the first sentence of this Section 4.14 and the marketing expenditures required by Section 4.16.

         4.15 Title and Risk of Loss. Product shall be purchased at the F.O.B. Point. Title and risk of loss of such Product shall pass to TIMM at said location. MATRITECH shall provide TIMM with written invoices for all Product when shipped. The foregoing notwithstanding, however, TIMM shall, as between itself and its customers, be acting as principal and not as an agent of MATRITECH.

         4.16 Marketing Efforts. TIMM shall develop and implement annual sales and marketing plans for review with MATRITECH and the Steering Committee. For the twenty four (24) month period following First Delivery, TIMM's marketing expenditures for the Product, not including the cost of sales representatives, shall be no less than [XXX]*.

         4.17 Samples. "Samples" are defined as units of the Product which cannot be sold to end users and must be distributed within six (6) months of receipt by TIMM. TIMM shall receive [XXX]* free Samples to be delivered simultaneously with the Initial Order of the Product. Additional Samples (up to five percent (5%) of previous year's unit sales in any year) shall be shipped to TIMM upon written request at fifty percent (50%) of the then current purchase price.

         4.18 Right of First Negotiation. For any new products in non-instrumented, single-test formats offered by MATRITECH for sale within the Field in the Territory (e.g., prostate cancer test), TIMM retains the first right to negotiate a mutually acceptable distribution agreement with MATRITECH. If TIMM and MATRITECH shall be unable to reach a mutually acceptable agreement for such new product after negotiating in good faith for ninety (90) days, then MATRITECH shall be permitted to offer the rights to such new product to a third party on any terms it deems appropriate.

         4.19 Quarterly Forecasts and Sales and Marketing Reports. To facilitate MATRITECH'S production scheduling, within thirty (30) days after First Delivery, and thirty (30) days prior to the beginning of each calendar quarter, TIMM shall furnish MATRITECH with a forecast of its Product purchases, together with requested delivery dates, for the subsequent twelve (12) month period. Such forecasts by TIMM are merely estimates and shall not represent purchase commitments. Together with these quarterly forecasts, TIMM shall provide



*[XXX] INDICATES MATERIAL WHICH HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

MATRITECH with a quarterly sales and marketing report that includes, but is not limited to, major sales and marketing activities, accomplishments and disappointments, competitive activity and sales by state.

                    ARTICLE V - INTELLECTUAL PROPERTY RIGHTS

         5.1 Patent Rights. MATRITECH owns and possesses all right, title and interest, or holds a valid license, in and to the Product, and has taken all necessary action to protect these rights with respect to the U.S. patent rights in the Product. MATRITECH has not received any notice of, nor are there any facts known to MATRITECH which indicate a likelihood of, any infringement or misappropriation by, or conflict with the U.S. patent rights of, any third party which would prevent TIMM from using or selling the Product in the Territory.

         5.2 [XXX]* Claims. MATRITECH agrees to [XXX]* against any cost, loss, liability, or expense (including attorneys' fees) arising out of, resulting from or relating to any claim, suit or proceeding brought against TIMM or MATRITECH based on a claim that the [XXX]*. TIMM agrees that MATRITECH has the right to defend, or at its option to settle, and MATRITECH agrees, at its own expense to defend or at its option to settle any [XXX]* Claims so long as any such settlement does not adversely affect TIMM's rights under this Agreement; provided that MATRITECH is notified promptly in writing of [XXX]* Claim and has sole control over its defense or settlement, and TIMM provides reasonable assistance in the defense of the same.

         5.3 [XXX]* Cures. Following notice of [XXX]* Claim, or if MATRITECH believes such a claim is likely, MATRITECH may at its sole expense and option:
(a) procure for TIMM the right to [XXX]*; or (b) [XXX]*; or (c) accept [XXX]* Product and [XXX]* and MATRITECH shall also do all of the following: (i) [XXX]* all of the [XXX]* pursuant to Section [XXX]* hereof (exclusive of the [XXX]*) up to a maximum of [XXX]*; (ii) terminate any [XXX]* with MATRITECH's [XXX]* and remove any [XXX]*



*[XXX] INDICATES MATERIAL WHICH HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

pursuant to Section [XXX]*, thereby permitting [XXX]* immediately subject to compliance with [XXX]*; and (iii) if (and only if) the [XXX]* Claim is first asserted within [XXX]* following the date of First Delivery, MATRITECH shall also [XXX]* incurred by [XXX]* pursuant to Section [XXX]* hereof.

         5.4 Limitation. Notwithstanding any other provision of this Agreement, MATRITECH assumes no liability for any infringement claims with respect to any product in or with which the Product may be used in combination, but not covering the Product standing alone, and MATRITECH shall have no liability for any infringement claim based on TIMM's: (a) use or distribution of any product after MATRITECH's notice that TIMM should cease use or distribution of such product due to an infringement claim; or (b) modification of the Product, or any part thereof, at the request of TIMM or to meet any specifications provided by TIMM; (c) combination of a Product with another product, if such infringement claim would have been avoided by the exclusive use of the Product alone; or (d) any trademark infringements involving any marking or branding not applied by MATRITECH or involving any marking or branding applied at the request of TIMM. For all infringement claims to which this Section 5.4 is applicable, TIMM agrees to indemnify and defend MATRITECH, provided that TIMM is notified promptly in writing of an infringement claim and has sole control over its defense or settlement, and MATRITECH provides reasonable assistance in the defense of the same.

         5.5 Entire liability. THE FOREGOING PROVISIONS OF THIS SECTION 5 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF MATRITECH, AND THE EXCLUSIVE REMEDY OF TIMM, WITH RESPECT TO ANY ALLEGED INTELLECTUAL PROPERTY INFRINGEMENT BY THE PRODUCT, OR ANY PART THEREOF.

         5.6 Unauthorized Use. During the term of this Agreement, either party shall promptly notify the other party in writing upon discovery of any unauthorized use or infringement of the Product or any MATRITECH patent, copyright, trademark or other intellectual property rights with respect thereto. MATRITECH shall have the sole and exclusive right to bring an infringement action or proceeding against a third party, and, in the event that MATRITECH brings such an action or proceeding, TIMM shall cooperate and provide full information and assistance to MATRITECH and its counsel in connection with any such action or proceeding.



*[XXX] INDICATES MATERIAL WHICH HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

MATRITECH may, at its option settle any such action or proceeding so long as any such settlement does not adversely affect TIMM's rights under this Agreement.

         5.7 Other Third-Party Claims. Except for Infringement Claims which MATRITECH is obliged to settle or defend under this Section 5, in addition to the claims for which TIMM will indemnify MATRITECH pursuant to Section 5.4 above, each of the parties agree to indemnify and hold the other party harmless against any cost, loss, liability, or expense (including attorneys' fees) arising out of, resulting from or relating to any breach of this Agreement (including, without limitation, a breach by MATRITECH of its limited warranty set forth in Section 7.1), provided that the indemnifying party is notified promptly in writing of the claim, has sole control over its defense or settlement, and the party seeking indemnification provides reasonable assistance in the defense of the same. Each party agrees, that it will not settle any such claims, unless such settlement does not adversely affect the other party's rights under this Agreement.

         5.8 Insurance. The parties have and shall maintain at least $2 million of insurance with a financially sound carrier subject to availability on commercially reasonable terms, against any and all losses, claims, damages and costs described in Sections 5.7 and 7.1 hereof.

         5.9 Identification of Proprietary. All packaging and documentation for the Product shall include a notation acknowledging MATRITECH's patent rights in the Product.

         5.10 Trademarks and Trade Names.

         (a) the Product shall be sold in the Territory only under the trademarks, marks and trade names that MATRITECH may adopt from time to time ("Trademarks"). During the term of this Agreement, TIMM shall have the right to advertise the Product under the Trademarks. TIMM shall not alter or remove any Trademarks applied at the factory to the Product, packages, labeling or other materials contained therein. Nothing herein shall grant to TIMM any right, title or interest in the Trademarks. If during the terms of this Agreement TIMM challenges (or assists others to challenge) the validity or ownership of any Trademarks owned by MATRITECH as of the date of this Agreement, then MATRITECH may by immediate notice to TIMM terminate this Agreement.

         (b) All representations of the Trademarks that TIMM intends to use shall first be submitted to MATRITECH for approval, which approval shall not be unreasonably withheld. TIMM shall promptly provide to MATRITECH a sample copy of all advertising and promotional materials prepared by TIMM in connection with the sale of the Product. TIMM shall develop standard marketing materials including descriptions of the use of the Product for approval by MATRITECH.

         (c) Upon termination of this Agreement for any reason, TIMM shall discontinue the use of MATRITECH's trademarks; provided that, for a period of three (3) months following such termination, TIMM may sell the Product bearing MATRITECH's trademarks which are held by TIMM in stock at the time of termination of this Agreement.

                      ARTICLE VI - CONFIDENTIAL INFORMATION

         6.1 Treatment of Confidential Information. Each party hereto shall maintain all confidential or proprietary information of the other party including, without limitation, all confidential or proprietary Technical Information ("Confidential Information") in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees, agents, or Affiliates. The Confidential Information of each party includes information about third parties disclosed by one party to this Agreement to the other party to this Agreement.

         6.2 Release from Restrictions. The provisions of Section 6.1 shall not apply to any Confidential Information disclosed hereunder which:

                  (a) was known or used by the receiving party prior to its date of disclosure to the receiving party, as evidenced by the prior written records of the receiving party; or

                  (b) either before or after the date of disclosure to the receiving party is lawfully disclosed to the receiving party by an independent, unaffiliated third party rightfully in possession of the Confidential Information; or

                  (c) either before or after the date of the disclosure to the receiving party becomes published or generally known to the public through no fault or omission on the part of the receiving party or its Affiliates and under no obligation of confidentiality; or

                  (d) is required to be disclosed by the receiving party to comply with applicable laws, to defend or prosecute litigation or, as provided herein, to comply with governmental regulations, provided that the receiving party provides prior written notice of such disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

                            ARTICLE VII - WARRANTIES

         7.1 Warranty to End-Users. MATRITECH gives a limited warranty to TIMM and to the end-users of the Product that the Product conforms to the labeling supplied by MATRITECH until the date of expiration of the Product. MATRITECH specifically disclaims (on the part of MATRITECH and its suppliers) all other conditions, warranties and other terms relating to the Product. TIMM shall not give (or purport to give) or enter into (or purport to enter into) on behalf of MATRITECH any representation, condition, warranty or other term in relation to the Product. TIMM will indemnify MATRITECH against all liabilities relating to the Product and against all costs and expenses associated with claims in respect of such liabilities to the extent that the liabilities result from a breach by TIMM of the terms of the preceding sentence of this Section 7.1.

         7.2 Disclaimer of Warranty. EXCEPT FOR THE WARRANTY PROVIDED FOR IN SECTIONS 5.1 AND 7.1 ABOVE, MATRITECH DISCLAIMS ANY AND ALL WARRANTIES OR CONDITIONS OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING THOSE FOR MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE AND/OR AGAINST INFRINGEMENT, WHICH ARE EXPRESSLY EXCLUDED.

                           ARTICLE VIII - TERMINATION

         8.1 Term. This Agreement shall remain in effect for a term of six (6) years after First Delivery, unless earlier terminated in accordance with the provisions of this Article VIII. The term of this Agreement shall be automatically renewed for one or more additional one (1)-year terms unless either party notifies the other party in writing of its intention not to renew at least ninety (90) days prior to the end of the term (including any renewal thereof) of this Agreement. In the event that FDA clearance for the Product is not obtained by December 31, 2002, then either party may terminate this Agreement upon written notice to the other party. If either party elects to terminate this Agreement pursuant to the preceding sentence of this Section 8.1, MATRITECH shall within fifteen (15) days after the effective date of termination, terminate any stop transfer order with its transfer agent and remove any restrictive legends on the Shares of Common Stock purchased by TIMM pursuant to Section 3.2 hereof, thereby permitting TIMM to sell the Shares immediately subject to compliance with Rule 144.

         8.2 Termination for Breach, etc.

         (a) Any party not then in default under this Agreement shall be entitled to terminate this Agreement by written notice to the other party in the event that the other party shall be in default of any money payment or other material obligations hereunder, (i) thirty (30) days after notice of any money payment default if the defaulting party shall have failed to remedy such default within such 30-day period, (ii) sixty (60) days after notice of any other default capable of cure, if the defaulting party shall have failed to remedy such default within such 60-day period, and (iii) immediately upon any breach that is incapable of cure.

         (b) In addition, this Agreement may be terminated immediately upon written notice (i) as provided in Sections 2.3, hereof, or (ii) in case of either party's insolvency, dissolution, termination of existence or the appointment of a custodian or receiver for such party if such appointment is not dismissed within thirty (30) days or the institution by such party of a proceeding in bankruptcy, reorganization, receivership, insolvency or other similar law affecting the right of creditors proceeding in bankruptcy, reorganization, receivership, insolvency or other similar law, and if such proceeding is not dismissed within thirty (30) days of filing.

         8.3 Duties Upon Termination.

         (a) In the event of the expiration or termination of this Agreement pursuant to this Article VIII for any reason whatsoever:

                  (i) TIMM shall cease, as soon as is practicable from acting as distributor of the Product and abstain from making further sales of the Product except as set forth in 5.10(c) hereof;

                  (ii) Both parties shall cooperate with each other in completing all outstanding obligations to the other, including the fulfillment of each warranty term and condition under this Agreement; and

                  (iii) Upon expiration of the three (3) month period after termination of this Agreement, TIMM shall not dispose of any Product purchased from MATRITECH except to MATRITECH or to a company appointed by MATRITECH.

         (b) No termination or expiration of this Agreement shall relieve either party of any then-accrued payment, offset or obligation. Any and all such payments, offsets or other obligations accrued hereunder as of the date of termination or expiration shall remain due and payable in accordance with the terms hereof. In event of termination, TIMM shall have no further obligation with respect to marketing efforts, as set forth in Section 4.16 of this Agreement.

         (c) Notwithstanding any termination or expiration of this Agreement, the obligations of the parties contained in Articles V, VI and IX and in Sections 3.4, 4.14, 7.1, 7.2, 8.4, 10.3, 10.10 and this Section 8.3 with respect to events occurring prior to the effective date of such termination or expiration, shall survive and continue to be enforceable.

         (d) Upon any termination of this Agreement each party shall promptly return to the other party all written Confidential Information, and all copies thereof, of the other party or at the discretion of the requested party, certify that all such Confidential Information has been destroyed. In addition, if MATRITECH terminates this Agreement as a result of material breach by TIMM, TIMM shall deliver to MATRITECH a list of its customers who have purchased the Product within the preceding 24 months and the quantities purchased by them.

         8.4 Non-Competition. TIMM will be precluded from, directly or indirectly, selling or marketing a device or product that is competitive with the Product during the term of this Agreement and for a period of two (2) years following termination of the Agreement: (a) by TIMM, in the absence of a material breach by MATRITECH; or (b) by MATRITECH, pursuant to a material breach by TIMM.

                      ARTICLE IX - LIMITATION OF LIABILITY

         9.1 Liability Upon Termination. Except as otherwise expressly provided in this Agreement, in the event of (a) the expiration of this Agreement in accordance with its terms or (b) the termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such expiration or termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of MATRITECH or TIMM. Except as otherwise provided in Section 9.2(c) expiration or termination shall not, however, relieve either party of obligations incurred prior to the expiration or termination.

         9.2 Liability for Breach.

         (a) Except as provided in Section 4.4(b), Article V or Section 9.2(b) and except for breach by MATRITECH of any of its obligations under Section 2.3,
Section 3.4(d), Section 4.1 or Section 6.1, in the event of any breach by MATRITECH of any of its obligations hereunder, TIMM's sole and exclusive remedy shall be (i) an equitable adjustment in price of Product subsequently purchased by TIMM, as may be agreed to by the parties, or (ii) failing any agreement, return to Matritech, at MATRITECH's expense, of all or any portion of the Product remaining in TIMM's possession for a refund of the purchase price paid by TIMM, plus all applicable shipping expenses.

         (b) The limitations on MATRITECH's liability set forth in Section 9.2(a) shall not apply in the event that during the term of this Agreement (or any extension thereof) MATRITECH (or any successor or assign) willfully breaches or repudiates its obligation hereunder to accept or ship Product ordered by TIMM when MATRITECH (or such other party) is reasonably able to do so, subject to the terms hereof, and TIMM is not in breach of its obligations hereunder.

         (c) In the event of a breach by TIMM of its obligations under Section
3.1 or its obligations under Section 4.2, MATRITECH's sole and exclusive remedy shall be to terminate this Agreement pursuant to Section 8.2(a), and TIMM shall have no ongoing obligation or liability to MATRITECH for any marketing fees or minimum purchase commitments contemplated by those sections.

         9.3 Liability for Other Damages. EXCEPT FOR (a) LOSSES INCURRED BY TIMM AS A RESULT OF THE BREACH BY MATRITECH OF ITS OBLIGATIONS UNDER SECTION 2.3,
SECTION 3.4(d), SECTION 4.1 OR SECTION 6.1, AND (b) ANY INDEMNIFICATION OBLIGATION OF MATRITECH ARISING UNDER SECTION 5.7, MATRITECH'S TOTAL LIABILITY ARISING OUT OF THIS AGREEMENT, THE TERMINATION THEREOF, AND/OR SALE OF THE PRODUCT HEREUNDER, SHALL BE LIMITED TO THE AMOUNT HAVING THEN ACTUALLY BEEN PAID BY TIMM TO MATRITECH UNDER THIS AGREEMENT. EXCEPT FOR PRODUCT SUPPLIED TO

TIMM TO REPLACE PRODUCT THAT DOES NOT CONFORM TO MATRITECH'S LIMITED WARRANTY UNDER SECTION 7.1, IN NO EVENT SHALL MATRITECH BE LIABLE FOR COSTS OF SUBSTITUTE PRODUCTS. EXCEPT FOR ANY INDEMNIFICATION OBLIGATION OF MATRITECH ARISING UNDER
SECTION 5.7, IN NO EVENT SHALL MATRITECH BE LIABLE TO TIMM FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, MULTIPLE OR PUNITIVE DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, AND WHETHER OR NOT FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT MATRITECH HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. MATRITECH'S LIMITATION OF LIABILITY IS CUMULATIVE, WITH ALL MATRITECH'S EXPENDITURES BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. IN NO EVENT SHALL ANY SUPPLIERS OF MATRITECH BE LIABLE TO TIMM FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL OR OTHER DAMAGES ARISING OUT OF THIS AGREEMENT, AND TIMM AGREES TO PURSUE ANY CLAIMS THAT IT MAY HAVE SOLELY AGAINST MATRITECH.

                            ARTICLE X - MISCELLANEOUS

         10.1 Publicity. Either party may publicize or announce this Agreement and the existence of an arrangement between the parties, provided that such party shall provide the other party with a copy of any written materials to be used therefor sufficiently prior to publication for the other party to comment on and make reasonable changes thereto. Except as permitted under Section 5.10 hereof, neither party shall use the other party's name, trademarks or service marks without the other party's prior written consent.

         10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party, except to a party who or which acquires all or substantially all of the business of the assigning party by merger, sale of assets or otherwise.

         10.3 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of law principles. Any lawsuit against MATRITECH shall be brought in the federal district court in Boston, Massachusetts and any lawsuit against TIMM shall be brought in the federal district court in Minneapolis, Minnesota. Each party consents to personal jurisdiction and venue in such courts. Process may be served on either party by using the notice provisions of
Section 10.6 below. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys' fees.

         10.4 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority, including any governmental law, order or regulation permanently or temporarily prohibiting or reducing the manufacture, use or sale of Product; epidemic; destruction of production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs; or any other cause beyond the reasonable control of the party invoking this Section 10.4 if such party shall have used its reasonable best efforts to avoid such occurrence, such party shall give notice to the other party in writing promptly, and thereupon the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

         10.5 Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

         10.6 Notices. Any notice or other communication in connection with this Agreement must be in writing by mail, certified, return receipt requested, by electronic facsimile transmission or by courier service and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

                  If to MATRITECH:

                        330 Nevada Street
                        Newton, MA 02460
                        Attention:  David L. Corbet, President & COO

                        With a copy to:

                        Testa, Hurwitz & Thibeault, LLP
                        125 High Street
                        Boston, MA  02110
                        Attention:  Rufus C. King, Esq.

                  If to TIMM:

                        6585 City West Parkway
                        Eden Prairie, MN 55344
                        Attention:  Gerald Mattys, President & CEO

                        With a copy to:

                        Dorsey & Whitney LLP
                        Pillsbury Center South
                        220 South Sixth Street
                        Minneapolis, MN  55402-1498
                        Attention:  Michael Trucano, Esq.


         10.7 Independent Contractors. The relationship of MATRITECH and TIMM established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (a) give either party the power to direct and control the day-to-day activities of the other, (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (c) allow the parties to create or assume any obligation on behalf of the other party for any purpose whatsoever. All financial obligations associated with either party's business are the sole responsibility of that party. Each party shall be solely responsible for, and shall indemnify and hold the other party free and harmless from, any and all claims, damages or lawsuits (including the other party's reasonable attorneys' fees) arising out of the first party's negligent acts and the negligent acts of its employees or agents.

         10.8 Entire Agreement. This Agreement contains the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the parties by their respective officers thereunto duly authorized. The terms and conditions on any TIMM purchase orders shall not apply. Any restrictive endorsement on any check or any instrument of payment to MATRITECH which purports to alter this Agreement or any of the parties' rights shall be of no force and effect, and the payee party shall be free to negotiate such checks notwithstanding such void endorsement.

         10.9 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

         10.10 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. MATRITECH and TIMM agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision.

         10.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

         10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives as of the date first above written.

                                          MATRITECH, INC.


                                          By: /s/ David L. Corbet
                                             -------------------------------
                                          Title: President & COO
                                                 ---------------------------



                                          TIMM MEDICAL TECHNOLOGIES, INC.


                                          By: /s/ Gerald R. Mattys
                                             -------------------------------
                                          Title: President & CEO
                                                 ---------------------------